EXHIBIT 20

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, THIS DEBT INSTRUMENT BEARS ORIGINAL ISSUE DISCOUNT (“OID”). INFORMATION INCLUDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND THE YIELD TO MATURITY WILL BE MADE AVAILABLE TO THE HOLDER UPON REQUEST TO THE SECRETARY OF THE BORROWER REFERRED TO BELOW.
PROMISSORY NOTE
$20,786,573
Dated: December 21, 2020
FOR VALUE RECEIVED, the undersigned, RCH Holdings Five, Inc., a Delaware corporation (the “Company”), hereby promises to pay to REV Holdings LLC, a Delaware limited liability company (the “Payee”), the principal amount of TWENTY MILLION SEVEN HUNDRED EIGHTY SIX THOUSAND FIVE HUNDRED SEVENTY THREE Dollars U.S. ($20,786,573), with interest on the unpaid principal amount hereof from the date hereof through repayment in full of such principal amount (whether by acceleration or otherwise) at a rate equal at all times to 8% per annum.
The principal amount of this Note and all accrued and unpaid interest thereon shall be due and payable on that date which is the third (3rd) anniversary of the date of this Note or such earlier time as is set forth below. This Note is secured by 2,500,000 shares of the Class A common stock of Revlon, Inc., a Delaware corporation, (such shares, together with any stock dividends paid thereon and any other stock or securities paid or issued on or with respect to such shares of stock, are hereinafter referred to collectively as the “Stock”). Mandatory prepayments of the unpaid principal amount of this Note and all accrued and unpaid interest thereon shall be due and payable from time to time within five days after any receipt by the Company of (i) any dividend or redemption payments, or any other payments, made on or with respect to the Stock or any portion thereof or (ii) the proceeds of any sale or other transfer of the Stock or any portion thereof. Prepayments of the Note may also be made from time to time at the option of the Company. All such prepayments shall be applied first to pay accrued and unpaid interest on the Note, and then to pay the then unpaid principal amount of the Note.
The Company hereby represents and warrants to Payee that (i) the execution, delivery and performance by the Company of this Note are within its corporate powers and have been duly authorized by all necessary action on the part of the Company, and do not contravene (x) the Company’s charter or by-laws or (y) any law or contractual restriction binding on or affecting the Company; (ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Note; and (iii) this Note has been duly executed and delivered by the Company, and is its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
If any of the following events shall occur and be continuing (each, an “Event of Default”):
(a) the Company shall fail to pay any payment or prepayment of principal, or fail to make any interest payment due under this Note, in each case within (5) five days after the same becomes due and payable; or
(b) any representation or warranty made by the Company in this Note or in connection herewith shall prove to have been incorrect in any material respect when made; or
(c) the Company shall, without the prior written consent of the Payee, merge or consolidate with or into, or convey, transfer, lease or dispose of (whether in one transaction or n a series of transactions) all or substantially all of its assets to, any person or entity; or
(d) the Company shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property; or the Company shall take any corporate action to authorize any of the actions set forth above in this paragraph (d);
then, and in any such event, the Payee may declare the principal amount of this Note and all interest thereon to be immediately due and payable, whereupon the principal amount of this Note, and all such interest shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which the Company hereby expressly waives; provided, however, that in the event of any event referred to in paragraph (d) above, the principal amount of this Note and all accrued but unpaid interest thereon shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.
Upon the occurrence and during the continuance of an Event of Default, the principal amount of this Note outstanding and any unpaid interest payments shall thereafter bear interest, payable on demand, at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder. Payment or acceptance of the increased rate of interest provided for in this paragraph is not a permitted alternative to timely payment, and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Payee.
No assignment of this Note shall be effective unless Payee provides notice of the assignment to the Company, at which time the Company shall record the assignment on its books and records.
The Company shall make each payment of principal and interest hereunder on the day when due in lawful money of the United States of America to the Payee at 35 East 62nd Street, New York, New York 10065. Whenever any payment to be made hereunder shall be otherwise due on a Saturday, a Sunday or a public or bank holiday in New York, New York (any other day being a “Business Day”), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.
The Company shall pay on demand all costs and reasonable expenses (including, without limitation, fees and expenses of counsel) incurred by the Payee in enforcing this Note.
This Note shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law rules.
RCH Holdings Five, Inc.

By:  /s/ Jeffrey A. Brodsky
Name:  Jeffrey A Brodsky
Title:  Executive Vice President and Chief Financial Officer